Washington Bancorp
                    Computation of Earnings per Common Share
              Exhibit 11 For the three months ended September 30,


                                                          1999       1998       1999        1998
                                                          Basic      Basic     Diluted     Diluted
Computation of weighted average                            EPS        EPS        EPS         EPS
      number of common shares                            ------------------    -------------------
      outstanding:
Common shares outstanding
      at the beginning of the period ...............     651,133    651,133    651,133     651,133
Unreleased common shares held by the
      Employee Stock Ownership
      Plan (ESOP) at the beginning
      of the period ................................     (37,972)   (42,313)   (37,972)    (42,313)
Weighted average common shares
      released by the ESOP during
      the period ...................................        564         522        564         522
Weighted average common shares
      outstanding - Stock Option Plan ..............        - -         - -     10,001      16,728
Weighted average common shares
      into treasury ................................    (51,913)    (35,270)   (51,913)    (35,270)
                                                       --------------------   --------------------
Total average shares outstanding ...................    561,812     574,072    571,813     590,800
                                                       ====================   ====================

Net income                                             $222,765    $195,163   $222,765    $195,163
                                                       ====================   ====================

Net income per share                                   $   0.40    $   0.34   $   0.39    $   0.33
                                                       ====================   ====================
